Exhibit 10.1

April 2, 2017

Rachel Glaser
[Delivered electronically]

Dear Rachel,

Congratulations! We are thrilled to offer you a full-time position at Etsy (technically, at Etsy, Inc.). This letter details the terms of the offer. Please read it carefully and, if you accept, sign and date this letter and the attached Confidentiality and Prior Inventions Agreement (which we refer to in this offer letter as the CPIA). This offer is contingent on successful completion of a background check and formal approval of Etsy's Compensation Committee.

Your employment will begin on a mutually agreeable date between May 15th and June 1st ("Start Date"). Your title will be Chief Financial Officer. You will report to Chad Dickerson, working from our Brooklyn office. If you ever wish to change your work location, you will need prior written approval from Etsy. Your salary will be $350,000 per year and you will also be eligible for the great benefits that Etsy provides to regular, full-time employees. To the extent the terms of this offer letter conflict with any of Etsy's standardized plans referenced herein, the terms of this offer letter control.

We recognize that you will forfeit a significant amount of unvested equity and other benefits when you leave your current employer. To help offset this loss, you will also receive a signing bonus ("Signing Bonus") of $100,000 on the first administratively feasible payroll after your Start Date.

You will be eligible to participate in the Management Cash Incentive Plan, with an annual target of 75% of your base salary earned during the performance period, which currently follows a calendar year (Jan 1 to Dec 31) cycle. Your bonus award will be determined based upon company financial performance and your individual performance. Your participation is subject to the terms and conditions of the Management Cash Incentive Plan and the applicable participation notice. Generally, awards (if any) are paid within two and a half months after the end of a calendar year.

In order to assist with your relocation from California to New York, you will receive relocation assistance of up to $53,000, grossed up for tax purposes. Your relocation assistance will be subject to the terms and conditions of the relocation agreement attached to this letter. To further assist with your relocation to New York, you will also receive a temporary travel allowance in the form of a reimbursement of expenses of up to $3,000 per month for 12 months from your Start Date, for a maximum of $36,000, grossed up for tax purposes. The temporary travel allowance is for reimbursement of travel expenses in accordance with Etsy's T&E policy for you and your spouse's travel to and from New York and California. The relocation assistance and temporary travel allowance described above are collectively referred to as your "Relocation Reimbursements."

Should you (i) voluntarily resign from the Company without Good Reason (defined below), or (ii) be terminated for Cause (defined below), within 12 months of your Start Date, you agree to repay the Company an amount equal to the total amount of Relocation Reimbursements paid to you and Signing Bonus paid to you, multiplied by the fraction of twelve minus the whole months of completed employment, divided by twelve. (i.e., if you left after 8 full months of employment, you agree to repay the Company 4/12th of the total Relocation Reimbursements and Signing Bonus paid by the Company.).

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"Good Reason" means (a) a material diminution in the your authority, duties or responsibilities; (b) a material reduction in your base compensation; (c) a material change in the geographic location at which the you must perform services for the Company; or (d) any other action or inaction that constitutes a material breach by the Company of a material term of this offer letter.

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"Cause" means your (a) unauthorized use or disclosure of the Company's confidential information or trade secrets; (b) breach of any material terms of any material agreement between the you and the Company; (c) material failure to comply with the Company's written policies or rules; (d) conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State; (e) gross negligence or willful misconduct in the scope of the your employment; (f) continuing failure to perform assigned duties after receiving written notification of the failure from the Company's Board of Directors; or (g) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

You will also participate in the Etsy, Inc. Change in Control Severance Plan, which provides, subject to the terms and conditions of the plan document, twelve (12) months of severance, up to twelve (12) months of company-paid COBRA coverage, and a 100% acceleration factor for all outstanding equity awards issued to you. You will also participate in the Etsy, Inc. Severance Plan, which provides, subject to the terms and conditions of the plan document, twelve (12) months of severance and up to twelve (12) months of company-paid COBRA coverage.

Etsy will propose that you receive an equity award with a fair value at the time of the grant equal to $1,600,000, subject to the approval of Etsy's Compensation Committee. Your equity award will be subject to the terms and conditions of Etsy's 2015 Equity Incentive Plan and your award agreements, which will also specify your vesting dates. Fifty percent (50%) of the equity award will be in the form of Restricted Stock Units (which we refer to as RSUs). The RSUs will vest (or convert into shares of Etsy's common stock) over the course of your employment with Etsy. Twenty-five (25%) of your RSUs will vest if you remain continuously employed at Etsy for 12 months after the first RSU vesting date following your Start Date. The balance of your RSUs will vest in equal quarterly installments over the next three years of continuous employment with Etsy.

Fifty percent (50%) of the equity award will be in the form of Stock Options (an option to purchase shares of the Etsy's common stock) with an exercise price per share equal to the fair market value of Etsy's common stock on the grant date. 25% of your Stock Options will vest (or become exercisable) if you remain continuously employed at Etsy for 12 months after the grant date. The balance of your Stock Options will vest in equal monthly installments over the next three years of continuous employment with Etsy. You will be eligible for the grant of future equity awards at the discretion of Etsy's Board of Directors and/or its Compensation Committee.

To accept our offer, you will also need to sign the attached CPIA. It contains important information about your employment with Etsy, so please read it carefully. Here are a few highlights:

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You confirm that you have no legal obligations that would prohibit you from working for Etsy. For example, you have not signed a non-compete agreement with your current or former employer that would prevent you from working for Etsy.

•	You agree not to use, rely upon, or share any confidential information of your former employer while working for Etsy.

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You agree that during your employment with Etsy (and otherwise as described in your CPIA), you will not engage in any other employment, consulting, or business activity that would create a conflict with your position with Etsy.

Before starting work, you will be required to provide proof of your identity and your legal authorization to work in the United States.

This letter (including the attached CPIA) is the entire agreement between you and Etsy. Any discussions you may have had previously with Etsy are superseded by the terms of this letter and the CPIA. The terms of this offer may only be changed by a written agreement signed by you and a duly authorized Etsy officer.

Although we are hiring you for the position listed above, your job duties, title, compensation, and benefits may change in the future. You understand that you will be an at-will employee of Etsy with the right to terminate your employment at any time and for any reason, and that Etsy will have a similar right. You also agree to comply with Etsy's workplace policies, which will be made available to you and may change from time to time.

We hope and expect that working at Etsy will be beneficial and rewarding for both you and us, but we do have to let you know that this letter and the resolution of any disputes relating to this letter or your employment with Etsy will be governed by the laws of New York State (excluding laws relating to conflicts or choice of law). Also, because Etsy is based in Brooklyn, you and Etsy agree to submit to the personal jurisdiction of a state court located in Kings County, New York or the United States District Court for the Eastern District of New York located in Brooklyn to resolve any dispute or claim between you and Etsy or any of its directors, officers, managers, or employees.

We can't wait for you to join our team!

Very truly yours,

/s/ Brian Christman
Brian Christman
Senior Vice President, People and Workplace
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I have read and accept this employment offer:

Name:        Rachel Glaser

Signature:     /s/ Rachel Glaser

Date:         4/3/17

Email:         ###

Exhibit A

CONFIDENTIALITY AND PRIOR INVENTIONS AGREEMENT
This Confidentiality and Prior Inventions Agreement (or the "Agreement," for short) is an important part of the employment offer that Etsy, Inc. has made to you. Please read it carefully and sign at the bottom if you understand and agree to all of its terms. If you sign this Agreement, it will take effect on TBD. If you have any questions about this Agreement, please speak with your contact on the Etsy Recruiting team before signing below.
In return for offering you the position described in your offer letter and for providing you with access to new and additional training and Confidential Information belonging to Etsy (and described below), Etsy needs you to make certain commitments. These commitments relate to:

(a)	your ability to work for Etsy and perform your job duties without violating any commitments you may have agreed to in the past or that you are otherwise subject to,

(b)	Etsy's ownership of any ideas you come up with or technologies you develop while working for Etsy,

(c)	the need to keep confidential and protect certain information about Etsy and its members and employees both while working for Etsy and after you leave the company, and

(d)	your willingness not to compete with Etsy or take certain actions that could hurt Etsy's legitimate interests while you are working for Etsy and for a short period of time afterward.

Each of these commitments is described in more detail below in Section 1 of this Agreement. Section 1 also contains information about your employment status with Etsy, which will be as an at-will employee.

In Section 2, you will find information on the rights you and Etsy have under this Agreement and how you and Etsy can enforce those rights. Section 2 also contains important information about how disputes relating to your employment will be resolved.
Section 1 ‑ Your Commitments to Etsy
There are no conflicts that would prevent you from working for Etsy or performing your job. As much as we want you to join our company, we need you to confirm that the terms of your employment with your current employer (and any former employers) do not restrict your ability to work for Etsy. By signing this Agreement, you agree that you have not entered into an agreement (and will not in the future) that is in conflict with this Agreement or the terms of your employment with Etsy. You also agree that you have shared with Etsy a copy of any agreement (such as a non-compete or non-solicitation agreement) that could impact your ability to work for Etsy.

Example: You currently work for eBay and signed an offer letter or employment agreement that says you will not work for another online marketplace for one year after you leave eBay. You have a conflict that could prevent you from working for Etsy and must share that document with Etsy before you sign this Agreement.

You will not use any property or confidential information of a current or former employer without their permission. We want to respect the rights of your current and former employers,

and quite frankly, we don't want them claiming any rights to the work you do here at Etsy. By signing this Agreement, you agree that you will not bring to Etsy, and will not use or disclose at Etsy, the confidential information of any current or former employer or any other party, unless you have their written permission to do so (and our Legal team would like to see that written permission, thank you). You also agree that you will not use at Etsy any documents or other property (including documents or property that you created yourself) from your current or former employer without the employer's written permission.
Example: You have confidential agreements or customer lists from your previous job that you think might be helpful in the work you will do for Etsy. You cannot use those materials while working for Etsy or share those materials with Etsy employees without getting written permission from your previous employer.

Etsy will own anything you create while working for Etsy that relates to the work you do for Etsy. While working for Etsy, you will hopefully develop or contribute to one or more products, services, or programs. In this Agreement, we refer to all ideas, products, services, processes, and designs you develop or contribute to while working for Etsy and that relate to Etsy's business as "Covered Inventions." In addition to your salary and benefits, Etsy will also provide you with the resources, materials, and support you need to do your job, including the development of Covered Inventions. In return, you agree that Etsy will own all rights in all Covered Inventions (including all patents, copyrights and other intellectual property rights), whether or not the work is performed in Etsy's offices, uses Etsy resources, or takes place during business hours.

By signing this Agreement, you are assigning to Etsy all of your rights in the U.S. and internationally in all Covered Inventions and all intellectual property rights related to those Covered Inventions. Any copyrights in the Covered Inventions, including in any computer programs, programming documentation, and other works of authorship, are "works made for hire" for purposes of Etsy's rights under copyright laws. By signing this Agreement, you are also assigning to Etsy any rights you currently have or may acquire at any time in the future in any Covered Inventions. Lastly, you agree to disclose all Covered Inventions to Etsy and to waive any claims you have or may have in the future for infringement of any Covered Inventions.

Example: As a software developer for Etsy, you write a piece of code that is included in a new Etsy product. Etsy will own all rights in the code you wrote and in any products or services that rely on that code.

Etsy has no interest in owning things you created or developed in the past, but Etsy needs a license from you if you incorporate that prior work into the work you do at Etsy. If you previously created something that relates to Etsy's business, and you do not want that creation to be considered a Covered Invention for purposes of this Agreement, please list it in Appendix A. We refer to any items listed in Appendix A as "Prior Inventions." We will follow an internal review process to be sure that we understand and agree about what you are claiming as a Prior Invention. While Etsy does not claim to own your Prior Inventions, you agree that if you incorporate Prior Inventions into the work you do for Etsy, Etsy will have the right to use those Prior Inventions to operate its business. Here is the legalese version of the previous sentence: If any of the work you do for Etsy incorporates or uses a Prior Invention, you give Etsy a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to incorporate or use such Prior Invention and any related intellectual property rights.

Example: You are a graphic designer and want to retain ownership of some designs you did in the past. You list those designs in Appendix A and retain ownership of those designs, which are considered Prior Inventions. Later on, you incorporate one of the designs into a design you create for Etsy's website. Etsy then has a license to use your original design, because the original design is now part of the website design that you created for, and that is owned by, Etsy.

Etsy permits its employees to perform outside work and to take on side projects if certain conditions are met. We recognize that you may want to take on some outside work or side projects while working for Etsy. We have an approval process for activities like those; you will receive more information about the process after your start date. Etsy will not have or claim rights in anything you develop or create through an authorized side project as long as (a) the work is done entirely on your own time and will not interfere with your ability to perform the work you do for Etsy, (b) you did not incorporate any Etsy materials or resources, and (c) the development or creation does not relate to an Etsy product or service or Etsy intellectual property.

Example: If you are part of the Etsy PR team and want to do some work as a freelance calligrapher in your spare time, that would likely be an approved side project.

Example: If you are a software developer for Etsy and you want to serve on the board of advisors for a new gaming startup that doesn't conflict with your work at Etsy, that would likely be approved outside work.

You will keep confidential any Confidential Information you receive or learn about while working for Etsy. In order to perform your job at Etsy, you may create or be given access to Confidential Information about Etsy, or about its employees, contractors, customers, suppliers, and other parties. When we refer to "Confidential Information" in this Agreement, we mean information and physical materials not generally known or available outside of Etsy. Confidential Information could be technical data, product ideas, product roadmaps, business deals that we haven't announced to the public, software code and designs, personal information about other Etsy employees, or lists of suppliers. Confidential Information includes both information and materials that belong or relate to Etsy, as well as information and materials that a third party has disclosed to Etsy on a confidential basis.

By signing this Agreement, you agree that you will hold Confidential Information in strict confidence and that you will not use or disclose any Confidential Information, except as required to do your job. The restriction on your use or disclosure of Confidential Information will continue if you leave Etsy and will remain in effect until the Confidential Information becomes publicly available through no fault of your own.

Example: While working for Etsy, you have access to a supplier's pricing lists. The price lists are considered Confidential Information and you are required to maintain the confidentiality of the pricing information both while working for Etsy and after your employment ends.

If your employment with Etsy ends, you agree to return to Etsy all copies of any matierals you have that contain Confidential Information. You may keep your compensation records and a copy of this Agreement.
You will maintain the privacy of Etsy members and employees. As part of your work for Etsy, you may have access to private information about Etsy members and employees. Both groups place a high value on their privacy and it is critical that you treat private member and employee information with the highest degree of care. By signing this Agreement, you agree that you will only access and use Etsy member and employee information when it is necessary to do your job. You also agree that you will not share Etsy member and employee personal information outside of Etsy, or even with other Etsy employees, without proper authorization and even then only when required as part of your job. If you are ever in doubt about whether member or employee information may be shared within or outside of Etsy, you should ask the Etsy Legal team.
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Please note that when we refer to a Competing Business in the next three paragraphs, we mean (a) any of the following companies, and any of their subsidiaries or parent companies that operate an online marketplace: Amazon, eBay, and Alibaba; (b) any business that develops or operates an online marketplace selling the types of products sold on Etsy.com or its related websites (for example, crafts, art, handmade goods, vintage goods, or craft supplies), and (c) any business that develops or operates a platform or tools for building or operating e-commerce websites. For purposes of illustration only, examples of category (b) include Craftsy and Michaels.com; and examples of category (c) include Shopify and WordPress.
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You will not compete against Etsy while you are employed by Etsy. It probably goes without saying, but Etsy is hiring you to help build its business and not to compete with it. Competition could take several different forms, including starting or working for a Competing Business, doing consulting work for another company that conflicts with your work for Etsy, or diverting business opportunities from Etsy. By signing this Agreement, you agree that while working for Etsy you will not start, invest in, or do work for a Competing Business, or divert business opportunities with vendors, suppliers, or other business partners that otherwise might have been available to Etsy.

Example: It is not okay to (a) consult for the marketplace startup your friend founded, or (b) try to convince an Etsy partner to end its relationship with Etsy.

Example: It is okay to buy paper towels from Amazon or sneakers from eBay.

You will not compete against Etsy for a short period after your employment with Etsy ends. While working for Etsy you may be given access to plans, processes, contacts, customers, or other information that could put Etsy at an unfair competitive disadvantage if they were shared with or used for the benefit of a Competing Business. To protect Etsy's legitimate interests, we require that you agree to certain limits on actions that would be competitive with Etsy for a short period after your employment with Etsy ends. By signing this Agreement, you agree that for six months after your employment with Etsy ends for any reason, you will not, without Etsy's written permission, start, invest in, or do work for a Competing Business in a capacity that is similar in form or function to that which you performed in the last year of your employment with Etsy, and that you will not divert business opportunities that otherwise might have been available to Etsy.

Example: It is not okay to leave Etsy and immediately take a similar position with Amazon Handmade.

Example: It is okay to leave Etsy to launch a laundry delivery startup or to join a company like Google or Facebook.

You will not poach or solicit Etsy employees, members, or business partners while you are employed by Etsy or for a short period of time after your employment with Etsy ends. In addition to working for a Competing Business or diverting business opportunities from Etsy, you could also unfairly compete against Etsy by poaching or soliciting Etsy employees, members, vendors, suppliers, or other business partners. By signing this Agreement, you agree that both during your employment with Etsy and for one year after your employment with Etsy ends for any reason, you will not directly or indirectly cause anyone to leave their position with Etsy, or solicit any Etsy members, vendors, suppliers, or other business partners with whom you worked or acquired Confidential Information from in the last two years of your employment with Etsy.

Example: It is not okay to (a) persuade an Etsy seller to close her shop and instead sell on a competing platform that you own stock in, or (b) convince an Etsy developer to leave Etsy to work for your sister's startup.

Example: It is okay to encourage a colleague to leave Etsy to follow her dream of running her Etsy Shop full-time.

You will be an at-will employee of Etsy. You will be an at-will employee of Etsy, which means that you are free to resign at any time and that Etsy may terminate your employment at any time and for any or no reason. By signing this Agreement, you acknowledge that you will be an at-will employee of Etsy and that you are not entering into an employment contract with Etsy for a set period of time.

Section 2 — Enforcement of Rights and Other Legal Information
New York law will be used to resolve disputes. If there is a dispute concerning this Agreement or your employment with Etsy, the dispute will be resolved using the laws of New York State (excluding laws relating to conflicts or choice of law). Also, because Etsy is based in Brooklyn, you and Etsy agree to submit to the personal jurisdiction of a state court located in Kings County, New York or the United States District Court for the Eastern District of New York located in Brooklyn.

Nothing in this Agreement prohibits you from reporting violations of the law or Etsy's policies, and no retaliatory action will be taken against you for doing so. Nothing in this Agreement, including the section on Confidential Information, prohibits you from reporting possible violations of the law. This includes making reports to a governmental agency, such as the Department of Justice or the Securities and Exchange Commission. Similarly, nothing in this Agreement prohibits you from reporting possible violations of the law or Etsy's Code of Conduct or other policies to your manager, Etsy's General Counsel, or Etsy's SVP of Human Resources, or through Etsy's whistleblower hotline. You do not need authorization from Etsy to report violations of the law or Etsy's policies and you do not have to notify Etsy that you have done so. Etsy takes its non-retaliatory culture very seriously and will not allow anyone to take adverse action, threaten, intimidate, or retaliate against you if you report a violation or a suspected violation in good faith, or cooperate with an investigation.

You may have additional rights not described in this Agreement. You may have additional rights that are not described in this Agreement. If you have any questions about your rights under this Agreement or otherwise, you should speak with a lawyer before signing this Agreement.

What you and Etsy must do to waive rights created by this Agreement. For you or Etsy to waive a right granted by this Agreement, you and an authorized representative of Etsy must explicitly agree to waive that right in writing. If either you or Etsy do not enforce a right granted by this Agreement for some period of time, that right will not be considered to have been waived. Similarly, if you or Etsy exercise one right granted by this Agreement, that will not be considered a waiver of any other right you or Etsy may have under this Agreement.

Example: You develop a piece of code for Etsy and then use that code in a website you develop for a friend. You tell your manager what you are doing and she tells you verbally that it's okay. Six months later, your VP finds out that you're using Etsy code for a non-Etsy project and asks you to stop. Neither your conversation with your manager nor the fact that six months elapsed before Etsy asked you to stop would be considered a waiver of Etsy's rights under this Agreement to control the use of the code you developed.

Etsy may assign this Agreement to certain third parties. Etsy may assign this Agreement to an affiliate, or to a third party in the case of a merger or acquisition. In the case of a merger or acquisition, as an at-will employee, you would still be free to resign at any time.

Etsy will be entitled to an injunction if you violate or threaten to violate this Agreement. Etsy could suffer serious harm if you violate this Agreement. By signing this Agreement, you agree that Etsy will be entitled to an injunction (and will not be required to post a bond) to protect itself if you breach or threaten to breach this Agreement. Note that a court has the discretion to strike or modify any part of this Agreement that it determines is too broad or unenforceable under the specific circumstances related to your departure.

Section 1 of this Agreement will remain in effect after you stop working for Etsy. Whether you resign from Etsy or Etsy terminates your employment, the obligations you agreed to in Section 1 of this

Agreement, including those concerning Confidential Information, ownership of your work, and non-competition, will remain in effect indefinitely.

ETSY, INC.	EMPLOYEE
By: /s/ Brian Christman	Name: Rachel Glaser
Name: Brian Christman	Signature: /s/ Rachel Glaser
Title: SVP, People and Workplace	Date: 4/3/17 Email: ###

Appendix A
PRIOR INVENTIONS

N/A

Relocation Agreement

Employee Name: Rachel Glaser
Former Location: California
New Location: New York

I acknowledge that the terms and conditions of Etsy's Domestic Relocation Policy have been shared with me and I agree to follow them. I further acknowledge that any changes to my relocation benefits must be approved by the Compensation Committee of the Board of Directors.

In consideration of my employment or continued employment and the agreement by Etsy to provide reimbursement for certain relocation expenses and other allowances or payments as outlined in my Relocation Agreement, I agree to the following:

If I voluntarily resign my employment relationship with Etsy or am terminated for cause within one year of my relocation date, I will repay Etsy a prorated amount of the cost of relocation benefits, allowances and reimbursements provided by Etsy.

The prorated amount of the relocation benefits shall be determined as an amount equal to the total amount provided by Etsy, multiplied by the fraction of twelve minus the whole number of months of completed employment, divided by twelve. (i.e. if you leave after 8 full months of employment, you agree to repay Etsy 4/12th of the total amount paid by Etsy.)

I acknowledge that this Agreement does not change my employment status with Etsy.

I authorize Etsy to withhold from any compensation otherwise owed to me at the time of termination any amounts necessary to satisfy this obligation, other than those sums exempt from attachment under federal and state laws.

Name: Rachel Glaser

Signature: Rachel Glaser

Date: 4/3/17